UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 8, 2008 (February 6, 2008)

NET 1 UEPS TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Florida	000-31203	98-0171860
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

President Place, 4th Floor, Cnr. Jan Smuts Avenue and Bolton Road
Rosebank, Johannesburg, South Africa
(Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: 011-27-11-343-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 8.01 OTHER EVENTS.

     On February 6, 2008, the Remuneration Committee (the “Committee”) of the Board of Directors of Net 1 UEPS Technologies, Inc. (the “Company” or “Net1”), approved an award of 1,931 restricted shares of the Company’s common stock to Mr. Christopher Seabrooke and 1,351 restricted shares of the Company’s common stock to Paul Edwards (collectively, “Award Shares”). Mr. Seabrooke and Mr. Edwards are both members of the Company’s Board of Directors. The Award Shares were granted pursuant to the Company’s Amended and Restated 2004 Stock Incentive Plan.

     One-third of the Award Shares will vest on each of February 6, 2009, 2010 and 2011. Vesting of the Award Shares is conditioned upon each recipient’s continuous service with the Company as a member of its Board of Directors through the applicable vesting date. If either recipient ceases to be a member of the Board of Directors for any reason, all of his Award Shares that are not then vested and nonforfeitable will be immediately forfeited and transferred to the Company upon such cessation for no consideration. Until 11 months after an Award Share becomes vested and nonforfeitable, it may not be sold, assigned, transferred, pledged, hypothecated, exchanged, or disposed of in any way (whether by operation of law or otherwise). The Board of Directors of Net1 intends to make similar grants to Mr. Seabrooke and Mr. Edwards annually hereafter, with such grants having a value of $50,000 worth of restricted shares of Company common stock in the case of Mr. Seabrooke and $35,000 worth of restricted shares of Company common stock in the case of Mr. Edwards. In each case the number of shares will be derived by dividing such values by the closing price of the Company’s common stock on the date of grant.

     The foregoing description is qualified in its entirety by the Restricted Stock Agreements between the Company and each of Mr. Seabrooke and Mr. Edwards, which will be filed with the Company’s Form 10-Q for the quarter ended March 31, 2008.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NET 1 UEPS TECHNOLOGIES, INC.

Date:	February 8, 2008	By:	/s/ Serge C.P. Belamant
Dr. Serge C.P. Belamant
Chief Executive Officer